AGREEMENT OF SALE                 EXHIBIT 28


THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the __ day of January, 1995, by and between TRIPLE N CO., INC., a Georgia corporation ("Purchaser"), and CROSSINGS PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of TWO MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($2,650,000.00) (the "Purchase Price"), the following: (i) All of Seller's right, title and interest in and to that certain Indenture of Lease by and between Southland Life Insurance Company, as ground lessor, and The Considine Company, Inc., as ground lessee, dated August 28, 1979, filed for record August 31, 1979, recorded in Deed Book 2068 commencing at Page 546, in the Office of the Clerk of the Superior Court of Cobb County, Georgia, as transferred by Limited Warranty Deed and Assignment of Lease from The Considine Company, Inc. to South Cobb Associates, Ltd., a Georgia limited partnership by instrument dated May 6, 1982, filed for record May 7, 1982, recorded in Deed Book 2513, Page 541, in the office of the Clerk of the Superior Court of Cobb County, Georgia as modified by First Modification of Lease between Southland Life Insurance Company, as ground lessor and South Cobb Associates, Ltd., a Georgia limited partnership, as ground lessee, dated April 25, 1983, filed for record April 26, 1983, recorded in Deed Book 2739, Page 12, in the Office of the Clerk of the Superior Court of Cobb County, Georgia, as transferred by Limited Warranty Deed and Assignment of Lease from South Cobb Associates, Ltd., a Georgia limited partnership to CSC Partners, a Georgia limited partnership by instrument dated April 25, 1983, filed for record April 26, 1983, recorded in Deed Book 2739, Page 17, in the Office of the Clerk of the Superior Court of Cobb County, Georgia, as transferred by Deed Under Power of Sale from Balcor Pension Investors, III, an Illinois limited partnership, as agent and attorney in fact for CSC Partners to Crossings Partners Limited Partnership, dated March 5, 1992, recorded at Deed Book 6511, commencing at page 345, aforesaid records, as corrected by Corrective Deed Under Power of Sale, dated June 11, 1992, recorded at Deed Book 6696, commencing at page 117, aforesaid records, including the option to purchase the Fee Parcel (as defined below) contained therein (collectively, the "Ground Lease") which Ground Lease affects that certain property legally described on Exhibit A attached hereto (the "Fee Parcel"); (ii) the improvements located on the Fee Parcel which are commonly referred to as The Crossings Shopping Center, Smyrna, Georgia (the "Improvements"); (iii) all of the personal property set forth in Exhibit B (the "Personal Property"); (iv) all of Seller's right, title and interest in and to all leases, subleases and other rental arrangements demising space or otherwise granting a possessory interest in the Property; (v) all of the Seller's right, title and interest in and to the trade name "Crossings" and "The Crossings" and any telephone numbers assigned to said trade names and (vi) to the extent they are assignable and in Seller's possession, all right, title and interest, if any, in and to any plans, building permits and certificates of occupancy relating to the construction of the Improvements and all licenses and permits relating to ownership and operation of the Improvements. Seller's interest in the Ground Lease ("Seller's Ground Lease Interest"), the Improvements, the Personal Property and the remaining aforesaid Property are hereinafter referred to as the "Property".

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     (a) Upon the execution of this Agreement, the sum of ONE HUNDRED FIFTY THOUSAND AND No/100 DOLLARS ($150,000.00) to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C which sum and all interest and earnings thereon is collectively referred to as "Earnest Money"; and

     (b) On the "Closing Date" (hereinafter defined), the Purchaser will assume the obligations of borrower contained in the Purchase Money Real

     Estate Note from The Considine Company, Inc. to Southland Life Insurance Company, dated August 28, 1979, in the original principal amount of $2,185,000.00, secured by Purchase Money Deed to Secure Debt and Security Agreement from The Considine Company, Inc. to Southland Life Insurance Company, dated August 28, 1979, and recorded at Deed Book 2096, commencing at Page 7, Records of the Clerk of the Superior Court, Cobb County, Georgia, as modified by Agreement and First Modification of Purchase Money Real Estate Note, First Modification of Renovation Note, First Modification of Purchase Money Deed to Secure Debt and Security Agreement and First Modification of Renovation Deed to Secure Debt and Security Agreement, between South Cobb Associates, Ltd., CSC Partners and Southland Life Insurance Company, dated April 25, 1983 and recorded at Deed Book 2739, Page 12, Cobb County, Georgia records (the "Loan") encumbering the Property securing the original principal amount of TWO MILLION ONE HUNDRED EIGHTY-FIVE THOUSAND AND No/100 DOLLARS ($2,185,000.00) in favor of Southland Life Insurance Company ("Southland") and with a current outstanding principal balance of approximately ONE MILLION EIGHT HUNDRED THOUSAND AND No/100 DOLLARS ($1,800,000.00); and

     (c) At Closing, Purchaser will pay to Seller the balance of the Purchase Price (i.e., $2,650,000 less the principal amount of the Loan), inclusive of all Earnest Money deposited, adjusted in accordance with the prorations, by federally wired "immediately available" funds. The parties agree that the balance shall be released simultaneously with the release of the documents set forth in Section 10 and at such time to enable Seller to invest the funds on the day of Closing.

3.   TITLE COMMITMENT AND SURVEY.

A. Attached hereto as Exhibit D is a copy of a title commitment for a leasehold standard title insurance policy issued by Chicago Title Insurance Company, (hereinafter referred to as "Title Insurer") dated November 7, 1994 for the Property and perpetual easements and other easement rights which are appurtenant to and run with the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the jacket of the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; (e) all documents evidencing or securing the Loan, including those set forth on Exhibit E (all of said documents being referred to as the "Existing Loan Documents");
(f) the Ground Lease; and (g) the title exceptions set forth in Schedule B,
Section 2 of the Title Commitment as Numbers 1 through 15 inclusive, to the extent that same effect the Property. All the other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard leasehold title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser at Closing shall pay for the costs of the Title Commitment and Title Policy, in accordance with the statement of Slutzky, Wolfe and Bailey's statement dated November 21, 1994, reasonable out of pocket expenses, and title premiums at standard metropolitan rates ("Title Agent").

Notwithstanding any provision herein to the contrary, exception No. 7 to Schedule B, Section 2 of Chicago Title Commitment No. 529.82-LHO shall be deleted in its entirety prior to Closing; provided, however, Seller shall not be required to expend up to $25,000 to remove exception No. 7 from title and Seller's failure to so remove exception No. 7 from title shall be treated as a failure to obtain the Southland Consent (hereinafter defined) as set forth in Paragraph 8 herein. The option of Lessee to purchase the Leased Land contained in the Ground Lease shall be set forth as an appurtenance to the legal description contained in Schedule A, Paragraph 3 of said Commitment; provided,

Purchaser shall bear any additional costs thereof at standard metropolitan rates.

B. Purchaser has received a survey of the Fee Parcel prepared by Ben McLeroy & Associates dated July 23, 1979 and updated April 5, 1983 (the "Existing Survey"). Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser. The Existing Survey was updated by Ben McLeroy & Associates on December 2, 1994 (the "Updated Survey"). Purchaser hereby acknowledges that all matters disclosed by the Updated Survey are acceptable to Purchaser. Purchaser shall pay the cost of the Updated Survey and any additional reasonable costs which may be incurred with respect thereto. As of the date hereof, the cost of the Updated Survey is $4,500.00.

4.   PAYMENT OF CLOSING COSTS.

A. In addition to the costs set forth in Paragraphs 3A and B, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to any conveyances hereunder and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Purchaser shall pay for all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

A. If, prior to Closing, a date-down to the Title Commitment or the Updated Survey disclose an Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may, at its option, terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5A, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, except $100.00 which shall be retained by Seller as option money and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

B. Seller agrees to convey all of its right, title and interest to the Ground Lease and Improvements to Purchaser by an assignment and assumption of the obligations of tenant contained in ground lease ("Assignment of Ground Lease") (in form attached hereto as Exhibit F) in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

A. Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Improvements up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Improvements by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $75,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser the amount of Seller's deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Improvements by fire or other casualty prior to the Closing Date,
(i) repair of which would cost in excess of $75,000.00 (as determined by Seller in good faith) or (ii) which is not covered by Seller's insurance, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon less $100.00 paid to Seller as option money, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser the amount of Seller's deductible. Closing shall be delayed, if necessary, until Purchaser makes such election.

B. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Fee Parcel, Improvements or the taking or closing of any right of access to the Improvements, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Fee Parcel or Improvements shall: (i) materially impair access to the Improvements; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Improvements or any portion thereof; or (iii) materially and adversely impairs the use of the Improvements as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may, at its option:

     (a) terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon less $100.00 paid to Seller as option money, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

     (b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Paragraph 6B. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b).

If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings of the Property.

7.   INSPECTION AND AS-IS CONDITION.

A. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on December 30, 1994 (said period being herein referred to as the "Regular Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Fee Parcel and Improvements, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Fee Parcel and Improvements, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate (other than any environmental studies, tests or surveys, which shall be governed by Paragraph 7B). In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, leases, service contracts, and unaudited year end 1992 and 1993 operating statements and operating statements through October, 1994 and November and December, 1994 as soon as the same becomes available.

As a condition precedent to Purchaser's obligations hereunder, on or prior to January 24, 1995, Seller shall deliver to Purchaser the following: Exhibits C, D, E, F, G, H, I and K to the Lease Agreement with Big "B" Drugs, Inc.; Letter Agreement dated July 6, 1970 and Exhibit "A" to the Fifth Amendment, to Winn-Dixie Atlanta, Inc. Lease; Exhibits "A" and "C" to Ground Lease Agreement with Georgia Federal.

B. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on December 30, 1994 (said period being herein referred to as the "Environmental Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Fee Parcel and Improvements, at any reasonable time and upon reasonable prior notice to Seller, to conduct and prepare such environmental studies, tests, inspections, investigations and surveys as Purchaser may deem reasonably necessary and appropriate.

Notwithstanding any provision herein to the contrary, upon receipt of the Updated Survey, Purchaser shall have 10 calendar days to furnish Seller any objection thereto; provided, however, Purchaser shall only have the right to object to survey matters not disclosed on the Existing Survey and which adversely affect the current use or marketability of the Property. Seller shall thereupon have 5 days to furnish Purchaser notice that it will, prior to Closing, cure such objection. In the event the Seller fails within 5 days after receipt of Purchaser's objections to agree to cure such objection prior to Closing, then Purchaser, at its option, upon written notice to Seller, may:
Accept title to the Property notwithstanding such objection, or terminate this Agreement whereupon $100.00 of the Earnest Money shall be paid to Seller as option money and the balance thereof refunded to Purchaser and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

C. All of the foregoing tests, investigations and studies to be conducted under this Paragraphs 7A and 7B by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Fee Parcel and the Property to the condition thereof prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Fee Parcel and Improvements. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's reasonable determination. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

If Purchaser, in its sole and absolute discretion, is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to Paragraph 7A, Purchaser shall have the option to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Regular Inspection Period, which notice of termination may be given to Seller and Escrow Agent by Purchaser's counsel on behalf of Purchaser. If written notice is not given by Purchaser pursuant to this Paragraph 7C prior to the expiration of the Regular Inspection Period, then the right of Purchaser to terminate this Agreement pursuant hereto shall be waived. If Purchaser, in its sole and absolute discretion, is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to Paragraph 7B, Purchaser shall have the option to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Environmental Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7C prior to the expiration of the Environmental Inspection Period, then the right of Purchaser to terminate this Agreement pursuant hereto shall be waived. If Purchaser terminates this Agreement by written notice to Seller in accordance with the terms of this Paragraph 7 prior to the expiration of either the Regular Inspection Period or the Environmental Inspection Period (whichever is applicable): (i) Purchaser shall, at the option of Seller, promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during either the Regular Inspection Period or the Environmental Inspection Period (whichever is applicable) upon reimbursement by Seller to Purchaser of Purchaser's total costs of any such studies, reports and other investigations obtained by Purchaser; and (ii) the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, less $100.00 paid to Seller as option money, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.

D. Seller's predecessor-in-interest acquired title to the Property by foreclosure and, therefore, Seller can make no representations or warranties relating to the condition of the Property or Fee Parcel, except as otherwise expressly stated herein. Purchaser acknowledges and agrees that, except as otherwise expressly stated herein, it will be purchasing the Property based solely upon its inspections and investigations of the Fee Parcel and Improvements, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and Fee Parcel as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or Fee Parcel, including, but not limited to, the condition of the land or any improvements comprising the Property or Fee Parcel, the existence or non-existence of toxic waste and/or any hazardous materials or substances, economic projections or market studies concerning the Property or Fee Parcel, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property or Fee Parcel, water or water rights, topography, drainage, soil, subsoil of the Property or Fee Parcel, the utilities serving the Property or Fee Parcel or any zoning, environmental or building laws, rules or regulations affecting the Property or

Fee Parcel. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property or Fee Parcel, whether known or unknown. As used herein, the term "hazardous materials or substances" means
(i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

E. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property based in part on the rent rolls furnished by Seller to Purchaser, and Purchaser releases Seller from any liability with respect to such historical information except to the extent of Seller's express representations contained herein.

F. Seller has provided to Purchaser the following existing report: Phase I Environmental Site Assessment and Limited Asbestos Survey, dated March 17,
1992, prepared by Law Associates, Inc. ("Existing Report").   Seller makes no
representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report, subject to Purchaser's option to terminate this Agreement as contained in Section 7 hereof.

G. Upon expiration of the Regular Inspection Period and the Environmental Inspection Period, Purchaser, and its agents, engineers, employees, contractors, and surveyors, retained by Purchaser may continue to enter the Fee Parcel and Improvements, at any time after 24 hour advance notice to Seller to conduct such studies, environmental studies, tests, surveys, investigations and inspections as Purchaser may deem necessary and appropriate; provided, however, that Purchaser has not exercised any option to terminate this Agreement.


8.   ASSUMPTION OF LOAN AND GROUND LEASE.

A. Purchaser's and Seller's obligations under this Agreement are contingent upon Southland delivering to the Title Agent prior to Closing, the Closing Documents described in the Agreement re: Exercise of Option attached hereto as EXHIBIT G (the "Southland Closing Documents") and upon the occurrence of the following on or before January 24, 1995: (i) Southland consenting, in writing, to the sale of the Property to Purchaser; (ii) Southland consenting, in writing, to the assignment and assumption of the obligations of borrower contained in the Loan by Purchaser; (iii) Southland consenting, in writing, to the assignment and assumption of Seller's interest in the Ground Lease, (iv) Southland delivering to Purchaser an estoppel certificate regarding the Existing Loan Documents and the Ground Lease reasonably satisfactory to Purchaser substantially in the form attached hereto as Exhibit G; and (v) Southland releasing Seller from any and all obligations and liabilities accruing after the Closing Date under the Existing Loan Documents and the Ground Lease and (vi) Southland executing that certain Agreement Re: Exercise of Option substantially in the form attached hereto as Exhibit M (items [i] through [vi] above inclusive being hereinafter collectively referred to as the "Southland Consent"). If Southland does not deliver to the Title Agent prior to Closing the Southland Closing Documents or if Southland does not deliver the Southland Consent to Purchaser and Seller on or before January 24, 1995, or if Southland delivers the Southland Consent on or before January 24, 1995 but requires conditions which are unacceptable to Purchaser or Seller in their reasonable discretion, either Purchaser or Seller shall have the option upon written notice to the other exercised no later than 10 days after Southland either (a) fails to deliver to the Title Agent the Southland Closing Documents or requires conditions which are not acceptable to Purchaser or Seller, whichever is applicable, to terminate this Agreement on or before the Closing Date, in which case, the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser, together with any interest earned thereon, less $100.00 paid to Seller as option money and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth in Paragraph 7, which shall survive the termination of this Agreement. The parties acknowledge and agree that Seller shall be responsible for obtaining the Southland Consent and Purchaser shall not unreasonably interfere with the obtaining of said consent. Purchaser and Seller further acknowledge and agree that each will execute all customary and necessary documents reflecting such assumptions (and not changing the terms of the Loan or the Ground Lease) reasonably required by Southland in order to obtain the Southland Consent; (said documents being hereinafter referred to as the "Assumption Documents").

9.   CLOSING.

A. The closing of this transaction (the "Closing") shall be on January 31, 1995 (the "Closing Date"), at the office of Title Agent, Atlanta, Georgia, or at the option of Purchaser, upon advance written notice to Seller, at the offices of Purchaser's counsel in Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Agent or its agent, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Agent on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Agent any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

B. Until the Closing Date:

          (1) Seller shall operate, maintain and manage the Property in substantially the same manner as it is presently being operated, such that at the Closing Date the Property shall be in substantially the same physical condition as on the date Purchaser executes this Agreement, normal wear and tear and damage or destruction by fire or other casualty excepted as provided herein;

          (2) Seller shall not remove any material items of personal property from the Property unless the same is obsolete or is replaced by tangible personal property of equal or greater utility and value;

          (3) Seller shall not, without Purchaser's prior written consent, (i) change the existing zoning of the Property, (ii) place on or remove from the Fee Parcel any buildings or other Improvements or (iii) excavate the Property (except to the extent required to perform routine maintenance or repairs);

          (4) Seller shall continue in effect all insurance coverage relative to the Property including full replacement cost casualty insurance;

          (5) Seller shall not enter into any lease or any modification or amendment of a lease or termination thereof without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. In the event Purchaser has not responded within three (3) business days of receipt of request by Seller, Purchaser's consent shall be deemed given; and

          (6) Seller shall not, without the prior written consent of Purchaser, enter into any new property agreement or servicing contract which could bind Purchaser or the Property after the Closing except those which can be terminated by Seller without a penalty or liability being paid by Purchaser.

10.  CLOSING DOCUMENTS.

A. At Closing, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price (with due credit given for the Earnest Money and prorations and adjustments as expressly provided in this Agreement), an assumption of the obligations contained in the documents set forth in Paragraph 10.B.(i), (ii), (iii) and (vi) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

B. At Closing, Seller shall deliver to Purchaser the following:

     (i) the Assignment of Ground Lease, subject to Permitted Exceptions and those Unpermitted Exceptions waived in writing;

     (ii) assignment and assumption of intangible property (in the form attached hereto as Exhibit I);

     (iii) an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit J), and all security and other deposits held by Seller;

     (iv)    non-foreign affidavit (in the form of Exhibit K attached hereto);

     (v)     an assignment of tax and insurance escrows, if applicable;

     (vi)    Assumption Documents;

     (vii)   the Southland Consent;

     (viii) original, and/or copies of, leases affecting the Property in Seller's possession;

     (ix) all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

     (x)     possession of the Property to Purchaser;

     (xi)    an executed closing statement;

     (xii) notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit L); and

     (xiii)  an updated rent roll.

     (xv) Affidavit pursuant to Section 48-7-128 of the Official Code of Georgia Annotated that Seller is a resident of Georgia or that Seller is not otherwise subject to Georgia tax withholding;

     (xvi) If necessary, a Georgia Transfer Tax Declaration signed by Seller, together with a check for the State of Georgia transfer tax;

     (xvii)  Certified copy of certificate of limited partnership by Seller;

     (xviii) Certified copy of statement of Articles of Limited Partnership of Seller;

     (xix) Copy of Limited Partnership Agreement, certified to be true and correct by the Secretary of the General Partner of Seller;

     (xx) Original Certificate of Authority of Seller to do business in Georgia;

     (xxi) Corporate Resolution of General Partner of Seller, authorizing officer(s) of general partner to act;

     (xxii) Seller's Affidavit stating that there are no persons having the right to be in possession of the property other than the Seller and other than tenants under leases, and that Seller has no knowledge of any disputes concerning the lines and corners of the Property, that there have been no improvements or repairs made to the Property within the preceding of ninety-five (95) days for which full payment has not been made, and being otherwise in a form reasonably satisfactory to Title Insurer;

    (xxiii) Affidavit that there are no real estate brokers other than the Brokers named herein, claiming a real estate commission through or under Seller in connection with the sale of the Property, or in connection with any lease of the Property;

     (xxiv) Such other documents as may be required by Title Insurer to issue a title policy to Purchaser subject to the Permitted Exceptions and Unpermitted Exceptions, if waived by Purchaser; and

     (xxv)   Termination of existing management agreement.

On or before January 24, 1995 Seller agrees to deliver to Purchaser (i) certificates addressed to Purchaser from Winn Dixie, Big B Drugs, Holiday Fitness Center and Dollar General ("Major Tenants") in the form of Exhibit M attached hereto or, at Seller's election, substantially in the form required by said tenant's lease (together, the "Major Tenant Certificates") and (ii) certificates addressed to Purchaser from the following: World Photo & Video, Becky Jones School of Dance, the Herb Shop, Kelly & Co. Hair Salon, Gulf State Mortgage Co. and Bed & Bath Fair and other tenants at the Property (other than the Major Tenants) which, when added to the Major Tenants, equal 80% of the leased square footage of the Property (such tenants are collectively, the "Minor Tenants" and such Minor Tenant's certificates are collectively the

"Minor Tenant Certificates") in the form of EXHIBIT M, or, at Seller's discretion, substantially in the form required by said Minor Tenant's leases (the Major Tenant Certificates and the Minor Tenant Certificates are referred to together hereinafter as the "Tenant Certificates"); provided, however, if any Minor Tenant fails to execute and return a Minor Tenant Certificate, Seller shall have the option to execute a Minor Tenant Certificate on behalf of said Minor Tenant (which Minor Tenant Certificate shall be limited to the knowledge of Seller's Representative as set forth in Paragraph 17A herein and shall survive Closing only in accordance with Paragraph 17D). Upon receipt after Closing by Purchaser of a certificate containing the information herein required from a Minor Tenant under a lease for whom Seller has executed and delivered a Minor Tenant Certificate at Closing, the Minor Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Minor Tenant Certificate received from the Minor Tenant shall be substituted therefor. In the event the Tenant Certificates delivered to Purchaser reveal tenant offsets or delinquent obligations of Seller as landlord under said leases or adverse discrepancies with the leases reviewed by Purchaser aggregating in an amount not to exceed $10,000 (excluding physical defects, the presence of which in said Tenant Certificates will not effect Purchaser's obligation to close hereunder) Seller shall be deemed to have satisfied its obligations under this paragraph and Seller shall have no liability for said adverse conditions raised in the Tenant Certificates. If (i) the Tenant Certificates delivered to Purchaser reveal tenant offsets or delinquent obligations of Seller as landlord under said leases or adverse discrepancies with the leases reviewed by Purchaser aggregating in an amount in excess of $10,000 (excluding physical defects) or (ii) Seller fails to deliver the requisite number of Tenant Certificates on or before January 24, 1995, Purchaser shall have, as its sole and exclusive remedy, the right to terminate this Agreement by delivering written notice to Seller at any time prior to the Closing Date in which event the Earnest Money shall be returned to Purchaser less the $100.00 paid to Seller as option money. If Purchaser does not so terminate this Agreement in accordance with the terms hereof, Purchaser's contingency set forth in this paragraph shall be deemed satisfied and Seller shall have no liability for said adverse conditions raised in the Tenant Certificates. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding anything contained herein to the contrary, Seller will deliver a Tenant Certificate to all tenants of the Property and request that said tenants execute and return a Tenant Certificate to Seller.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON AND UP TO 25,000$ FOR ACTUAL DOCUMENTED THIRD PARTY EXPENSES INCURRED BY PURCHASER ("THIRD PARTY EXPENSES"), AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED,

THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE IN LIEU OF A CLAIM FOR THIRD PARTY EXPENSES.

13.  PRORATIONS.

A. Rents under the leases (exclusive of delinquent rents, but including prepaid rents); rent under the Ground Lease; interest accruing under the Existing Loan Documents attributable to the period prior to and at Closing; refundable security deposits under the leases (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid or accrued operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); all other income and operating expenses which are reimbursable by the tenants for the period prior to the Proration Date less any amount previously paid by the tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the later of: (a) the Closing Date or the actual date of the closing of this transaction ("Proration Date"), and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser after proration for that portion of the assessment attributable to the period prior to closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. Seller will receive a credit for any balances in escrow accounts established pursuant to the Existing Loan Documents and Ground Lease. All prorations will be final except as to delinquent rent referred to in Paragraph 13B below.

B. All sums paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date, and which delinquency is stated in the rent roll, after the payment of all current obligations after the Closing Date, and provided that any such sums paid are specified by the Tenant to be an indebtedness for a period prior to Closing, shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser agrees that, for 90 days after Closing, it will not release any tenant from any amounts for which such tenant is indebted for any period prior to and including the Closing Date. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, at its sole cost and expense, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts. Paragraph 13B of this Agreement shall survive the Closing and the delivery and recording of the deed.

14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof.

15. ASSIGNMENT. This Agreement may be assigned by Purchaser to an entity in which Lee Najjar has general management responsibility. In such event, Purchaser shall give written notice to Seller of same and shall furnish Seller with a copy of said assignment and in no event shall Purchaser be released from its obligations hereunder. At Closing, Purchaser, or its assignee, shall certify to the Seller that it is the holder and assignee of all of Purchaser's rights hereunder.

16. BROKER. Each party hereto acknowledges that CB Commercial Real Estate Group, Inc., Ben Carter Properties and Brown Realty Advisors shall be paid a commission by Seller equal to one percent of the purchase price to Brown Realty Advisors, one percent of the purchase price to Ben Carter Properties and one percent of the purchase price to CB Commercial Real Estate Group, Inc. Purchaser and Seller represent and warrant to the other that no other Brokers are due a real estate commission from the sale of the Property. Said commissions shall be payable only out of the proceeds of the Property in the event the transaction set forth herein closes. Each party agrees to indemnify and hold harmless the other party from all liabilities, expenses, loss, cost or damage, including reasonable attorneys fees, that may arise by reason of any claim, demand or suit or of other agent or broker arising out of acts constituting a breach of the foregoing representations and warranties contained in this Paragraph 16. Purchaser and Seller shall undertake their obligations set forth in the preceding sentence using attorneys approved by the other party in the other party's reasonable determination. The provisions of this Paragraph 16 shall survive the Closing.

At Closing, each Broker shall deliver to Seller and Purchaser a Broker's Lien Waiver, sufficient to waive their lien rights under O.C.G.A. Section 44-14-601, et. seq.

17.  SELLER'S REPRESENTATIONS AND WARRANTIES.

A. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter (hereinafter referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge after discussion of the representations with Charlotte Sweetland.
Any knowledge of notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

B. Subject to the limitations set forth in Paragraph A of this Paragraph 17, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge:

     (a) Except as is disclosed in the Phase I Environmental Site Assessment and Limited Asbestos Survey, dated March 17, 1992, prepared by Law Associates, Inc., Seller, to the best of its knowledge, has not received any notice from any governmental authority having jurisdiction over the Property regarding an uncured violation with respect to the Property.

     (b) That Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

     (c) That Seller has not received any notice of any defaults in the Loan or Ground Lease, or any Existing Loan Documents or documents relating to the Ground Lease which have not been cured.

     (d) That Seller is an Illinois limited partnership validly existing and authorized to do business in Georgia;

     (e) That Crossings Partners, Inc., an Illinois corporation, is the general partner of Seller and is duly authorized to enter into this Agreement on behalf of Seller without the consent or approval of any other person or entity;

     (f) That the person signing on behalf of the general partner of Seller is duly authorized to enter into this Agreement on behalf of Seller without the consent or approval of any other person or entity;

     (g) That the documents comprising the Ground Lease and the Loan are true and correct and have not been amended or modified except as expressly noted in this Agreement.

     (h) There is no pending action or proceeding (including but not limited to any condemnation or eminent domain action or proceeding) affecting Seller or the Property in any court, governmental agency or arbitrator which may adversely affect Seller's ability to perform this Agreement or which will or materially affect the Property.

     (i) It has not received any notice of any claims regarding surface water drainage affecting the Property.

     (j) Other than the Existing Report, it has no knowledge of any environmental reports in its possession regarding the Property.

     (k) The only service contracts ("Service Contracts") pertaining to the Property are: (i) City of Smyrna (verbal contract) for trash removal; (ii) Jonquil Sweeping Services dated November 16, 1994; (iii) Peachtree Pest Control dated October 16, 1991; (iv) Peachtree Pest Control dated August 11, 1989; and
(v) Seller's management contract.

D. Except as specifically stated herein to the contrary, the representations and warranties contained in this Paragraph 17 shall be deemed re-made and re-published on and as of the Closing Date and shall survive the Closing hereunder and the delivery of the documents and instruments required to be delivered pursuant hereto; provided, however, that any claim of a breach of a representation or warranty hereunder shall be deemed to have been waived unless
(i) written notice thereof, setting forth the nature of such alleged breach in detail, is given within sixty (60) days after the Closing Date and (ii) a claim is filed with the court of competent jurisdiction or other applicable governmental agency sixty (60) days after the aforesaid notice. If either Seller or Purchaser becomes aware of information which makes a representation or warranty contained herein to become untrue prior to the Closing Date, said party shall immediately disclose said information to the other party hereto. Provided Seller did not take any deliberate actions to cause the representation or warranty in question to become untrue, Seller shall not be in default hereunder and the sole right of the Purchaser shall be to terminate this Agreement. Said right shall be exercised by written notice to Seller within three (3) days after Purchaser receives knowledge of a representation or warranty being untrue and in the event Purchaser fails to make an election, Purchaser's right to terminate the Agreement shall be waived and the transaction shall be closed as of the Closing Date. In the event said party does exercise its right to terminate the Agreement in accordance with the terms hereof, the Earnest Money together with all interest earned thereon shall be returned to the Purchaser, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

18. LIMITATION OF LIABILITY. Neither Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

             TO SELLER:       c/o The Balcor Company
                              4849 West Golf Road
                              Skokie, Illinois  60077

                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              4849 Golf Road
                              Skokie, Illinois 60077
                              Attention:  Alan Lieberman
                              (708) 677-2900
                              (708) 982-4027 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

             TO PURCHASER:    Triple N Co., Inc.
                              10705 Aviary Drive
                              Alpharetta, Georgia  30202
                              Attention:  Mr. Lee Najjar
                              (404) 343-8567
                              (404) 343-8567 (FAX)

     and one copy to:         Jones & Jones, Attorneys at Law, P.C.
                              1117 Perimeter Center West
                              Suite N-307
                              Atlanta, Georgia  30338
                              Attention:  Mr. Greg Walling
                              (404) 671-1730
                              (404) 671-8137 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered on the next business day if sent by overnight courier, or on the next business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute three
(3) copies of this Agreement and four (4) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

               (1)  Earnest Money;

               (2)  One (1) fully executed copy of this Agreement; and

               (3) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.


                            [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the ____ day of January, 1995.

     PURCHASER:

     TRIPLE N CO., INC., a Georgia corporation


                                        By:/s/Lee Najjar
                                           ---------------------------
                                        Name:Lee Najjar
                                             --------------------------
                                        Its: President
                                             --------------------------

     SELLER:

     CROSSINGS PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership

     By:                                Crossings Partners, Inc., an Illinois
                                        corporation, its general partner

                                        By:/s/ Phillip Schechter
                                            ------------------------------
                                            Name: Phillip Schechter
                                                  -------------------------
                                            Title: Authorized agent
                                                  -------------------------

                                    Exhibits

A -  Legal

B -  Personal Property

C -  Escrow Agreement

D -  Title Commitment

E -  Existing Loan Documents

F -  Assignment and Assumption of Ground Lease and Conveyance of Improvements

G -  Ground Lessor/Lender Estoppel and Consent

H -  Assignment and Assumption of Intangible Property

I -  Assignment and Assumption of Leases, Rents and Security Deposits

J -  Non-Foreign Affidavit

K -  Notice to Tenants

L -  Tenant Estoppel Certificate

M -  Agreement Re: Exercise of Option